Exhibit 24.2
SKYWORKS SOLUTIONS, INC.
CERTIFIED RESOLUTION
     I, Mark V. B. Tremallo, Vice President, General Counsel and Secretary of Skyworks Solutions, Inc. (the “Company”), do hereby certify that the resolution set forth below is a full, true and complete extract from the minutes of the meeting of the Board of Directors of the Company held on May 25, 2011 (the “Meeting”) to authorize the acquisition by the Company of Advanced Analogic Technologies Incorporated and matters related thereto, including the filing of a registration statement on Form S-4 covering the shares of Skyworks common stock to be issued in connection with the acquisition (as used in the resolution set forth below and as elsewhere defined in said minutes, the “Form S-4 Registration Statement”); that a quorum was present at the Meeting; and that the resolution set forth below was duly and validly adopted by the Board of Directors of the Company and has not been repealed, rescinded or modified:
FURTHER RESOLVED, that Mark Tremallo, Robert Terry and Donald Palette, and each of them acting singly, are hereby designated as attorneys-in-fact-of the Company, with full power of substitution and resubstitution, having the authority to execute and file, for and in the name of the Company, the Form S-4 Registration Statement, the Form S-8 Registration Statements and any amendment or supplement thereto and exhibits and other documents in connection therewith; and that any Authorized Officer be and hereby is authorized to execute and deliver an appropriate certificate or power of attorney reflecting such authorization if the same is required by the SEC or any other party.
     IN WITNESS WHEREOF, I have hereunto set my hand, this 9th day of August, 2011.

By:	/s/ Mark V. B. Tremallo

Name: Mark V. B. Tremallo
Title: Vice President, General Counsel and Secretary